Cibus Reports Third Quarter Financial Results and Provides Year-to-Date Business Update for 2024

Announced a strategic realignment to advance commercial opportunities, focusing resources on advancement of weed management platform (HT1 and HT3) for Rice, Pod Shatter Reduction in Canola, Sclerotinia resistance for Canola and Soybean, and on Soybean platform development

Great progress in Rice as we execute on our agreements with four major seed company customers in the United States and Latin America, with germplasm received from all customers; completed successful field trials with HT3 in customer germplasm, as well as completed what the Company believes to be the first field trials for stacked gene-edited herbicide tolerance traits

Also in Rice, signed an Agreement with RTDC Corporation Limited and Albaugh LLC to continue a collaboration expected to bring Cibus' HT3 trait (Clethodim-tolerant) to United States rice seed customers utilizing Albaugh's herbicide registration and crop protection expertise

In Canola, completed initial UK field trial for Pod Shatter Reduction in Winter Oilseed Rape; continued progress in Sclerotinia resistance with a successfully completed field trial for second mode of action; and awaiting results from greenhouse testing for third mode of action for Sclerotinia resistance; received positive greenhouse results for HT2

Soybean platform, which will be a key inflection point for Cibus, remains on track to be operational by year end 2024

Initiated actions to achieve $10 million in cost savings on an annualized run-rate basis consistent with strategic alignment and continuing transformation from an R&D-focused company to the first commercial stage gene editing company in agriculture, with expected reduction of monthly cash usage by approximately 20%

SAN DIEGO, November 7, 2024 – Cibus, Inc. (Nasdaq: CBUS) (the "Company"), a leading agricultural biotechnology company that uses proprietary gene editing technologies to develop plant traits (or specific genetic characteristics) in seeds, today announced its financial results for the third quarter ended September 30, 2024, and provided a year-to-date business update for 2024. Management will host a conference call and webcast today at 4:30 p.m. ET.

Management Commentary

"This has been a transformative first nine months for Cibus, and as we end this quarter, I'm pleased to report that all of our operational crop platforms now have field studies or greenhouse data with multiple traits and customer relationships, which we believe validates our technology and commercial approach," stated Rory Riggs, Co-Founder, Chairman, and CEO of Cibus. "We are actively working with our customers to advance germplasm with our traits toward commercialization. In light of these relationships and their stage of development, we have recently provided more detailed timelines around anticipated launches which are expected to lead to royalty revenues and allow our stakeholders to better benchmark our commercial progress and prospects."

Mr. Riggs continued, "We are also continuing to take proactive steps to focus on advancing our highest priority objectives. Our recently announced strategic realignment focuses the allocation of our capital resources toward our commercial efforts through advancement of our weed management traits for Rice, Sclerotinia resistance trait for Canola and Soybean, and the continuing development of our Soybean platform, while enabling continued progress on our Pod Shatter Reduction trait and our third weed management trait HT2 utilizing a more streamlined use of resources."

"Our Rice platform exemplifies the progress we've made with our HT1 and HT3 herbicide traits gaining substantial momentum this year and which we anticipate will be utilized eventually as stacked traits in an integrated weed management platform. We have agreements with four major Rice seed company customers in North and Latin America and we've received germplasm from each of these customers. All of this progress is made possible by our Trait Machine process, a paradigm shift in breeding complex traits, as we can now complete edits in a customer's elite germplasm and return it within as few as 12 months. This breakthrough in speed and predictability allows us to work seamlessly with seed companies, augmenting their breeding operations with our capabilities in complex gene-editing."

"We've also made significant strides in our Advanced Traits this year, particularly with our work in productivity traits. We have received successful field trial results for a second mode of action for Sclerotinia resistance in Canola, and greenhouse testing is underway for the third mode of action. With our Sclerotinia resistance trait being a multi-crop trait, the incredible progress we are making in Canola is foundational to the development of this trait for our Soybean platform, once operational. Additionally, we have encouraging greenhouse data for our HT2 edits in Canola as we head into anticipated field trials in 2025. These aren't just technological achievements – they represent products advancing toward commercialization with real royalty potential."

Mr. Riggs concluded, "As we complete our transformation from an R&D-focused company to the first commercial-stage gene editing company in agriculture, we're setting the stage for a new industry of gene-edited traits. Our progress positions Cibus at the forefront of agricultural innovation. The fact that we now have validating data for multiple traits across our operational crop platforms, with customers moving forward toward commercialization, proves that our technology is working. But we are not just developing traits, we are creating commercial products alongside our seed company customers with the potential to generate meaningful revenue while pioneering a more sustainable and productive future for global agriculture by addressing critical challenges such as disease resistance and herbicide tolerance across multiple major crops."

Commercial Progress

Progress of Cibus' Developed Traits

•Weed Management (HT1 and HT3) in Rice
◦Including Cibus' second quarter agreement with FEDEARROZ, Cibus has agreements with four customers, including major Rice seed companies in North and Latin America to have Cibus' HT traits placed in their elite germplasm as they move toward potential commercialization.
◦Received germplasm from all four Rice customers.
◦Completed a successful field trial in the US with a customer's germplasm.
◦Cibus, RTDC Corporation Limited, and Albaugh LLC entered into an amendment to certain existing agreements to continue a collaboration that brings Cibus' Clethodim-tolerant Rice (HT3 trait) to US rice seed customers utilizing Albaugh's herbicide registration and crop protection expertise and establishes related financial obligations among the parties, including with respect to the allocation of trait fees and royalties received by Cibus.
◦Received initial field trial results for stacked gene edited herbicide tolerance traits in Rice; we believe this is the first trial use of stacked gene edited herbicide tolerance traits in Rice to improve weed management.

•Pod Shatter Reduction (PSR) in Canola and Winter Oilseed Rape (WOSR)
◦Completed successful initial PSR field trials for WOSR in the UK for multiple customers, an important milestone in furthering Cibus' commercialization efforts for WOSR in Europe.
◦Planted next round of UK field trials in the third quarter and expect to receive data in 2025 harvest season.

Progress of Cibus' Advanced Traits and Sustainable Ingredients

•Sclerotinia Resistance
◦Received field trial results for second mode of action in Canola.
◦Canola plants containing third mode of action are currently under evaluation in a controlled greenhouse environment with results expected later this year and field trials planned for 2025.

•Herbicide Tolerance (HT2)
◦Received positive greenhouse data for HT2 edits in Canola; now moving to the field with initial field trial data anticipated in 2025.

•Sustainable Ingredients
◦Continued progress toward current partner-funded project.

Progress within Crop Platforms

•Soybean Platform
◦Expect Soybean platform to be operational by year end 2024, allowing access to this large market of approximately 125 million accessible acres.

Corporate and Industry Progress

•Expansion of IP coverage for plant gene editing and traits
◦Through the first nine months of 2024, Cibus received additional patents across 10 plant gene editing and trait families, further strengthening the Company's IP portfolio including in its Pod Shatter Reduction and Herbicide Tolerance trait families.
◦The IP expansion covers gene editing, productivity traits and quality traits that strengthen Cibus' patent coverage in geographies including, but not limited to, Europe, Asia, Latin America, and North America.

•Canada added to growing list of countries regulating Cibus' gene editing technologies similar to conventional breeding in feed
◦In May 2024, the Canadian Food Inspection Agency (CFIA), Animal Feed Division published updated guidelines outlining the CFIA's approach to regulating feed products/ingredients from gene editing like those developed through conventional breeding.
◦Other global markets: The movement of other countries approving gene editing as similar to conventional breeding techniques continues to expand as momentum builds globally.

•Initiated actions in support of advancing streamlined commercial strategy
◦Includes actions to achieve $10 million in cost savings on an annualized run-rate basis.
◦When these and other initiatives are fully implemented by early 2025, the Company expects them to translate to a reduction in monthly cash use by approximately 20%.
◦The Company anticipates incurring a one-time charge associated with severance expenses in the fourth quarter of fiscal 2024.

•In the third quarter, raised approximately $12.1 million of net proceeds, inclusive of proceeds from a partial exercise of underwriters' option, in an SEC-registered underwritten offering.
◦Cibus intends to use the net proceeds from this offering to fund further development of new, and improvement of existing, seed traits, Trait Machine operations, and for working capital and general corporate purposes.

Expected Milestones

Cibus intends to report ordinary course development progress and achievements in connection with its quarterly reporting process. Cibus presents below the most significant development and commercial milestone targets for its priority programs for the remainder of 2024 and 2025:

•Soybean Platform:
◦Expect Soybean single-cell regeneration platform to be operational and complete initial editing by end of 2024.

•Sclerotinia:
◦Canola greenhouse testing results for third mode of action expected in 2024, with field trials planned for 2025.
◦Expect results from greenhouse testing for fourth mode of action in Canola in first quarter 2025.

•HT2 in Canola:
◦Expect initial field trial data in 2025.

•Partner-Funded Sustainable Ingredient Development:
◦Continue progress on partner-funded project to develop sustainable low carbon ingredients or materials for the consumer packaged goods industry that do not negatively impact the environment during production, use, or disposal.
◦Expect to receive initial amounts related to previously announced increase in funding for this sustainable ingredients effort for 2024 and 2025.

Third Quarter 2024 Financial Results

As a reminder, the business combination of Cibus, Inc. (formerly known as Calyxt, Inc. prior to the business combination) (Legacy Calyxt) and Cibus Global, LLC was completed on May 31, 2023, thus the first five months of the 2023 information provided in the Financial Results, Condensed Consolidated Statements of Operations, and Condensed Consolidated Statements of Cash Flows is that of Legacy Calyxt only. Year-over-year comparisons are not comparable as 2024 includes the combined company whereas 2023 only includes Legacy Calyxt for the first five months.

•Cash position: Cash and cash equivalents as of September 30, 2024, was $28.8 million. Taking into account the impact of implemented cost saving initiatives and without giving effect to potential financing transactions that Cibus is pursuing, Cibus expects that existing cash and cash equivalents will fund planned operating expenses and capital expenditure requirements into late in the first quarter of 2025. Cibus' Board continues to evaluate a full range of strategic alternatives to maximize shareholder value.

•Research and development (R&D) Expense: R&D expense was $13.0 million for the quarter ended September 30, 2024, compared to $17.5 million in the year-ago period. The decrease of $4.5 million is primarily due to lower non-cash stock compensation expense and the strategic realignment and reduction in force announced during the fourth quarter of 2023 which included decreases in personnel costs and supplies.

•Selling, general, and administrative (SG&A) expense: SG&A expense was $7.7 million for the quarter ended September 30, 2024, compared to $8.8 million in the year-ago period. The decrease of $1.1 million is primarily due to lower non-cash stock compensation expense.

•Goodwill impairment: Goodwill impairment was $181.4 million for the quarter ended September 30, 2024. The non-cash expense is due to the impairment of goodwill acquired in the merger with Cibus Global, LLC completed on May 31, 2023. Considering the decline in the Company's stock price since its last annual assessment of Goodwill, the Company performed a quantitative analysis in the third quarter of 2024 and concluded that its goodwill was impaired.

•Royalty liability interest expense - related parties: Royalty liability interest expense - related parties was $8.9 million for the quarter ended September 30, 2024, compared to $8.1 million in the year-ago period. The increase is due to increase in the royalty liability balance.

•Non-operating income (expenses), net: Non-operating income (expenses), net was income of $7.7 million for the quarter ended September 30, 2024, compared to expense of $0.9 million in the year-ago period. The increase in income of $8.6 million is driven by the fair value adjustment of the liability classified common warrants.

•Net loss: Net loss was $201.5 million for the quarter ended September 30, 2024, compared to $34.5 million in the year-ago period. The increase of $166.9 million in net loss was driven by the $181.4 million non-cash goodwill impairment. Without the goodwill impairment, net loss decreased by $14.5 million primarily related to the items described above.

•Net loss per share of Class A common stock: Net loss per share of Class A common stock was $7.63 for the quarter ended September 30, 2024, compared to $1.59 in the year-ago period. The increase of $6.04 in net loss per share of Class A common stock is primarily driven by the non-cash goodwill impairment which accounted for approximately $7.53 in net loss per share of Class A common stock. This is partially offset by the decreases in net loss described above and a year-over-year increase in weighted average shares outstanding.

Conference Call and Webcast Information

Cibus will host a live webcast, Thursday, November 7, 2024, at 4:30 p.m. Eastern Time to discuss its third quarter 2024 financial results and provide a year-to-date business update. The conference call can be accessed live over the phone by dialing (877) 300-8521 or for international callers by dialing (412) 317-6026. A replay of the call will be available through November 21, 2024, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10192371.

A live audio webcast of the call will be available under "Events & Presentations" in the Investor section of the Company's website, investor.cibus.com. An archived webcast will be available on the Company's website for 90 days after the event.

About Cibus

Cibus is a leader in gene edited productivity traits that address critical productivity and sustainability challenges for farmers such as diseases and pests which the United Nations estimates cost the global economy approximately $300 billion annually. Cibus is not a seed company. It is a technology company that uses gene editing to develop and license traits to seed companies in exchange for royalties on seed sales. Cibus' long-term focus is productivity traits for farmers for the major global row crops with large acreage such as canola, corn, rice, soybean, and wheat. Cibus is a technology leader in high-throughput gene editing technology that is expected to enable it to develop and commercialize plant traits at a fraction of the time and cost of conventional breeding. Cibus has developed a current pipeline of five productivity traits including important traits for weed management in Rice, Pod Shatter Reduction, and Sclerotinia (disease) resistance, which are its near-term focus.

About the Cibus Trait MachineTM process and Rapid Trait Development SystemTM

A key element of Cibus' technology breakthrough is its high-throughput breeding process (referred to as the Trait Machine™ process). The Trait Machine process is a crop specific application of Cibus' patented Rapid Trait Development System™ (RTDS®). The proprietary technologies in RTDS integrate crop specific cell biology platforms with a series of gene editing technologies to enable a system of end-to-end crop specific precision breeding. It is the core technology platform for Cibus' Trait Machine process: the first standardized end-to-end semi-automated crop specific gene editing system that directly edits a seed company's elite germplasm. Each Trait Machine process requires a crop specific cell biology platform that enables Cibus to edit a single cell from a customer's elite germplasm and grow that edited cell into a plant with the Cibus edits.

Cibus believes that RTDS and the Trait Machine process represent the technological breakthrough in plant breeding that is the ultimate promise of plant gene editing: "high- throughput gene editing systems operating as an extension of seed company breeding programs." In 2024, the Trait Machine process was cited by Fast Company Magazine as one of the most innovative products in 2024.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding Cibus' operational and financial performance, Cibus' liquidity and capital resources, the implementation and execution of cost savings initiatives, Cibus' strategy, future operations, prospects, and plans, including the anticipated receipt of commercial revenues and additional funding, are forward-looking statements. Cibus' assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement. Because this involves such risks and uncertainties, the Company could use its available capital resources sooner than it currently expects. Forward-looking statements may be identified by words such as "anticipate," "believe," "intend," "expect," "plan," "scheduled," "could," "would" and "will," or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus' management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus' actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: Cibus' need for additional near-term funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; changes in expected or existing competition; challenges to Cibus' intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus' platform or trait product development efforts; Cibus' reliance on third parties in connection with its development activities; challenges associated with Cibus' ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus' traits or that farmers and processors fail to work effectively with crops containing Cibus' traits; delays or disruptions in the Company's platform or trait product development efforts, particularly with respect to its non-Rice and non-disease projects in light of the Company's realigned strategic priorities; challenges that arise in respect of Cibus' production of high-quality plants and seeds cost effectively on a large scale; Cibus' dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene-editing processes or products; delays and uncertainties regarding regulatory developments in the European Union; Cibus' ability to achieve commercial success; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus' technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus' ability to execute on its business plan; the outcome of any litigation related to the Merger Transactions; the Company's assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in the "Risk Factors" section of Cibus' Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (the "SEC") on March 21, 2024. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

In addition, the forward-looking statements included in this press release represent Cibus' views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus' views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Karen Troeber
ktroeber@cibus.com
858-450-2636

Jeff Sonnek – ICR
jeff.sonnek@icrinc.com

MEDIA RELATIONS
Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in Thousands, Except Par Value and Share Amounts)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$28,805	$32,699
Accounts receivable	1,190	530
Prepaid expenses and other current assets	1,578	1,991
Total current assets	31,573	35,220
Property, plant, and equipment, net	12,910	15,775
Operating lease right-of-use assets	34,432	21,685
Intangible assets, net	34,036	35,411
Goodwill	253,466	434,898
Other non-current assets	1,457	1,422
Total assets	$367,874	$544,411
Liabilities, redeemable noncontrolling interest, and stockholders’ equity
Current liabilities:
Accounts payable	$7,023	$6,127
Accrued expenses	3,323	1,747
Accrued compensation	3,229	3,858
Deferred revenue	1,082	1,210
Current portion of notes payable	337	833
Current portion of financing lease obligations	110	187
Current portion of operating lease obligations	4,150	5,927
Class A common stock warrants	2,661	1,418
Other current liabilities	3	16
Total current liabilities	21,918	21,323
Notes payable, net of current portion	291	536
Financing lease obligations, net of current portion	—	113
Operating lease obligations, net of current portion	31,851	17,025
Royalty liability - related parties	191,205	165,252
Other non-current liabilities	1,728	1,868
Total liabilities	246,993	206,117
Redeemable noncontrolling interest	12,741	44,824

	September 30, 2024	December 31, 2023
Stockholders’ equity:
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 26,866,904 shares issued and 26,429,630 shares outstanding as of September 30, 2024; 21,240,379 shares issued and 20,567,656 shares outstanding as of December 31, 2023	8	8
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; 3,112,516 shares issued and outstanding as of September 30, 2024, and 3,142,636 shares issues and outstanding as of December 31, 2023	—	—
Additional paid-in capital	818,210	775,017
Class A common stock in treasury, at cost; 45,177 shares as of September 30, 2024, and 32,663 shares as of December 31, 2023	(1,999)	(1,785)
Accumulated deficit	(708,064)	(479,778)
Accumulated other comprehensive income (loss)	(15)	8
Total stockholders’ equity	108,140	293,470
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$367,874	$544,411

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in Thousands, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Revenue	$1,667	$475	$3,050	$714
Total revenue	1,667	475	3,050	714
Operating expenses:
Research and development	12,990	17,521	37,996	28,159
Selling, general, and administrative	7,682	8,751	23,994	22,126
Goodwill impairment	181,432	—	181,432	—
Total operating expenses	202,104	26,272	243,422	50,285
Loss from operations	(200,437)	(25,797)	(240,372)	(49,571)
Royalty liability interest expense - related parties	(8,875)	(8,136)	(25,953)	(10,753)
Other interest income, net	160	281	522	359
Non-operating income (expense), net	7,706	(876)	8,917	(466)
Loss before income taxes	(201,446)	(34,528)	(256,886)	(60,431)
Income tax expense	(13)	—	(23)	—
Net loss	$(201,459)	$(34,528)	$(256,909)	$(60,431)
Net loss attributable to redeemable noncontrolling interest	(21,491)	(8,099)	(28,623)	(9,918)
Net loss attributable to Cibus, Inc.	$(179,968)	$(26,429)	$(228,286)	$(50,513)
Basic and diluted net loss per share of Class A common stock	$(7.63)	$(1.59)	$(10.33)	$(6.33)
Weighted average shares of Class A common stock outstanding – basic and diluted	23,586,746	16,641,127	22,105,979	7,979,132

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Nine Months Ended September 30,
	2024	2023
Operating activities
Net loss	$(256,909)	$(60,431)
Adjustments to reconcile net loss to net cash used by operating activities:
Royalty liability interest expense - related parties	25,953	10,753
Goodwill impairment	181,432	—
Depreciation and amortization	5,211	2,875
Stock-based compensation	8,030	11,670
Change in fair value of liability classified Class A common stock warrants	(8,908)	1,221
Other	(16)	17
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(660)	1,674
Due to/from related parties	—	(95)
Prepaid expenses and other current assets	412	1,111
Accounts payable	838	(61)
Accrued expenses	1,304	1,357
Accrued compensation	(628)	738
Deferred revenue	(133)	340
Right-of-use assets and lease obligations, net	302	(28)
Other assets and liabilities, net	(276)	(334)
Net cash used by operating activities	(44,048)	(29,193)
Investing activities
Cash acquired from merger with Cibus Global, LLC	—	59,381
Purchases of property, plant, and equipment	(752)	(3,872)
Net cash (used by) provided by investing activities	(752)	55,509
Financing activities
Proceeds from issuances of securities	43,902	—
Costs incurred related to issuances of securities	(1,869)	—
Proceeds from draws on revolving line of credit from Cibus Global, LLC	—	2,500
Payment of taxes related to vested restricted stock units	(214)	(742)
Proceeds from issuance of notes payable	—	1,287
Repayments of financing lease obligations	(174)	(242)
Repayments of notes payable	(741)	(760)
Net cash provided by financing activities	40,904	2,043
Effect of exchange rate changes on cash and cash equivalents	2	(2)
Net (decrease) increase in cash and cash equivalents	(3,894)	28,357
Cash and cash equivalents – beginning of period	32,699	3,526
Cash and cash equivalents – end of period	$28,805	$31,883